UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2013

Commission file number 001-32511
______________________

IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
IHS Inc., a Delaware corporation (“IHS” or “we” or “us” or “our”), has announced that Richard G. Walker, Executive Vice President, Global Finance, has decided not to renew his employment agreement that would have otherwise renewed under its terms on October 31, 2013. Mr. Walker has agreed to continue to serve as Executive Vice President, Global Finance through February 1, 2014.

(e)
Effective September 18, 2013, IHS and Mr. Walker entered into an agreement regarding the non-renewal of Mr. Walker's employment agreement. The terms of the new agreement include provisions related to his continued service through February 1, 2014 (such date, or such earlier date as his employment may end by mutual agreement, being the “Effective Termination Date”). Provisions of the new agreement also include (i) payment to Mr. Walker of $150,000 within ten days following the Effective Termination Date and (ii) acceleration of the vesting of 27,900 shares of IHS common stock under previously granted performance-based equity awards, with such stock to be delivered within ten days following the Effective Termination Date. In addition, in conjunction with the new agreement and as a condition to receipt of the consideration thereunder, Mr. Walker will execute a release that, along with other customary terms and conditions, releases IHS from any and all claims. The foregoing description of the terms and provisions of Mr. Walker's agreement and release is fully qualified by reference to the agreement that will be filed as an exhibit to the IHS quarterly report on Form 10-Q for the third fiscal quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: September 19, 2013	By:	/s/ Stephen Green
Stephen Green
Executive Vice President, Legal and Corporate Secretary